EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Expert” and to the incorporation of our report dated June 28, 2007, in the Registration Statement (Form S-1) of West Coast Car Company and Subsidiaries as filed with the Securities and Exchange Commission on June 29, 2007.

/s/ Moore Stephens Wurth Frazer and Torbet LLP
Walnut, California
June 29, 2007